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                                                                     EXHIBIT 4.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              MICROSOFT CORPORATION


      Pursuant to RCW 23B.10.070, the following Restated Articles of Incorporation are hereby submitted for filing:

                                    ARTICLE I

                                      NAME

               The name of the corporation is Microsoft Corporation.

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

      The address of the registered office of the "Corporation" is 5000 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104-7078, and the name of the registered agent at such address is PTSGE Corp.


                                   ARTICLE III

                                     PURPOSE

      The Corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under the Washington Business Corporation Act, Title 23B of the Revised Code of Washington, now or hereafter in force (the "Act").


                                   ARTICLE IV

                                 CAPITAL SHARES

      4.1 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 4,100,000,000 shares, which shall consist of 4,000,000,000 shares of common stock, $.000025 par value per share ("Common Shares") and 100,000,000 shares of preferred stock , $.01 par value per share ("Preferred Shares"). Except as otherwise provided in accordance with these Articles of Incorporation, the Common Shares shall have the unlimited voting rights, with each share being entitled to



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one vote, and the rights to receive the net assets of the Corporation upon dissolution, with each share participating on a prorata basis.

      4.2 Issuance of Preferred Shares. The Board of Directors is hereby authorized from time to time, without shareholder action, to provide for the issuance of Preferred Shares in one or more series not exceeding in the aggregate the number of Preferred Shares authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences, and relative, participating, option, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to Preferred Shares of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Shares of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Shares of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Shares of any series to convert or exchange such Preferred Shares of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

      4.3 Filings and Effectiveness. Before the Corporation shall issue any Preferred Shares of any series, Articles of Amendment or Restated Articles of Incorporation, fixing the voting powers, designations, preferences, the relative, participating, option, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the Preferred Shares of such series, and the number of Preferred Shares of such series authorized by the Board of Directors to be issued shall be filed with the secretary of state in accordance with the Washington Business Corporation Act ("WBCA") and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

      4.4 Terms of 2 3/4% Convertible Exchangeable Principal-Protected Preferred Shares.

            4.4.1 Designation and Amount. The shares of such series shall be designated "2 3/4% Convertible Exchangeable Principal-Protected Preferred Shares, Series A," and the number of shares constituting such series shall initially be a maximum of 12,600,000. The shares of such series shall have a




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stated par value of $.01 per share. Such series is herein sometimes referred to as the "Series A Preferred Shares."

            4.4.2 Preferred Dividends.

                  (a) The holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available therefor, cash dividends ("Preferred Dividends") at the annual rate of $2.196 per share, payable quarterly in arrears on each March 15, June 15, September 15 and December 15 in each year (each a "Dividend Payment Date"), commencing March 15, 1997 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Corporation's Board of Directors). In the event that any Dividend Payment Date shall fall on any day other than a Business Day (as defined in paragraph (b) of Section 4.4.3), the Preferred Dividend due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date. Preferred Dividends shall begin to accrue from the date of initial issuance of the Series A Preferred Shares. Preferred Dividends will cease to accrue on Series A Preferred Shares on the Conversion Date (as defined in paragraph (b) of Section 4.4.3) or on the date of their earlier exchange for Convertible Notes (as defined in paragraph (a) of Section 4.4.5). Preferred Dividends shall accrue on a daily basis whether or not in any such quarterly period there shall be funds of the Corporation legally available therefor and whether or not such Preferred Dividends are declared, but Preferred Dividends accrued for any period less than a full quarterly period between Dividend Payment Dates (or, in the case of the first Preferred Dividend, from the date of initial issuance of the Series A Preferred Shares through the first Dividend Payment Date) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid Preferred Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends. Preferred Dividends shall be payable to holders of record as they appear on the stock transfer records of the Corporation on such record dates, which shall be not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors.

                  (b) So long as any Series A Preferred Shares are outstanding, the Corporation may not (i) declare or pay any dividends (other than dividends payable in Common Shares or other shares of the Corporation ranking junior to the Series A Preferred Shares) to holders of Common Shares or shares of the Corporation of any other class ranking on a parity with or junior to the Series A Preferred Shares, or (ii) make any distributions of assets (directly or indirectly, by purchase, redemption or otherwise) to the holders of Common Shares or shares of the Corporation of any other class ranking on a parity with or junior to the Series A Preferred Shares, unless all accrued and unpaid Preferred Dividends, including the full dividends for the then quarterly dividend period, shall have been paid or declared and funds sufficient for payment thereof set apart.

                  (c) No dividends may be paid upon or declared or set apart for any Preferred Shares ranking on a parity with the Series A Preferred Shares for any quarterly dividend period, unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to



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the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for the Series A Preferred Shares.

            4.4.3 Conversion of Series A Preferred Shares.

                  (a) Automatic Conversion on Conversion Date. On December 15, 1999 (the "Conversion Date"), unless previously exchanged for Convertible Notes, as described in Section 4.4.5 below, each outstanding Series A Preferred Share shall automatically convert into that number of Common Shares of the Corporation determined by multiplying each Series A Preferred Share by the Exchange Rate. However, in lieu of delivering Common Shares on the Conversion Date, the Corporation may, at its option, convert each Series A Preferred Share into an amount of cash (a "Cash Settlement") determined by multiplying the Current Market Price of the Common Shares by the Exchange Rate. In either event, each holder of Series A Preferred Shares will receive in cash any unpaid dividends which have accrued to the Conversion Date. The Exchange Rate is equal to (i) if the Current Market Price of the Common Shares is greater than or equal to $102.24 per share (the "Threshold Price"), a ratio equal to the Threshold Price divided by the Current Market Price, (ii) if the Current Market Price is less than the Threshold Price but greater than the Initial Price, a ratio of 1.0, and
(iii) if the Current Market Price is less than or equal to the Initial Price, a ratio equal to the Initial Price divided by the Current Market Price, subject in each case to adjustments in certain events.

                  (b)   Definitions.   As used in this Article:

            "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the state of New York are authorized or obligated by law or executive order to close.

            "Closing Price" of a Common Share on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such share as reported by The Nasdaq National Market on such date, or, if it is not so reported, as reported in the composite transactions for the principal United States securities exchange on which the Common Shares are so listed, or, if it is not so listed on a United States national or regional securities exchange, the last quoted bid price of the Common Shares in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of a Common Share on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

            "Current Market Prices" except as used in Section 4.4.3(d)(ii) and
      (iii), means the average Closing Price per Common Share of the Corporation on the 20 Trading Days beginning on the twenty-second Trading Day immediately prior to, but not including, the Conversion Date and ending on the second Trading Day immediately prior to, but not including, the Conversion Date.

            "Initial Price" means $79.875 per Common Share.



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            "Trading Day" means a day on which the Common Shares (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

                  (c) Notice of Election to Settle in Cash; No Fractional Shares. The Corporation shall mail written notice of its election to settle the conversion of the Series A Preferred Shares in cash to each holder of record of Series A Preferred Shares not less than 30 Trading Days nor more than 45 Trading Days prior to the Conversion Date. Upon surrender of certificates for Series A Preferred Shares to be converted, as required herein (except in the case of a Cash Settlement), the Corporation shall issue the number of full Common Shares issuable upon conversion thereof. No fractional Common Shares will be issued upon conversion, but in lieu thereof, in the sole discretion of the Board of Directors, either such fractional interest shall be rounded up to the next whole share or an amount will be paid in cash by the Corporation for such fractional interest based upon the Current Market Price.

                  (d) Exchange Rate Adjustments. The Exchange Rate shall be subject to adjustment from time to time as provided below in this paragraph (d). All adjustments to the Exchange Rate shall be calculated to the nearest 1/10,000th of a Common Share.

                        (i)   If the Corporation shall either:

                              (1) pay a dividend or make a distribution with respect to Common Shares in Common Shares,

                              (2) subdivide or split its outstanding Common Shares,

                              (3) combine its outstanding Common Shares into a smaller number of shares, or

                              (4) issue by reclassification of its Common Shares any capital shares of the Corporation,

then, in any such event, the Exchange Rate in effect immediately prior to the record date for any such dividend or distribution or the effective date of any such subdivision, split, combination or reclassification, as the case may be, shall be adjusted so that the holder of a Series A Preferred Share shall be entitled to receive on the conversion of such Series A Preferred Share, the number of Common Shares of the Corporation which such holder would have owned or been entitled to receive upon the happening of any of the events described above had such Series A Preferred Share been converted at the Exchange Rate in effect at the time of the record date for any such dividend or distribution or of the effective date of any such subdivision, split, combination or reclassification, as the case may be. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for such dividend or distribution in the case of a dividend or distribution, and shall become effective immediately after the



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effective date in the case of a subdivision, split, combination, or reclassification; and any Common Shares issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding Common Shares under clauses (ii) and (iii) below.

                        (ii) If the Corporation shall, after the date hereof, issue rights or warrants to all holders of its Common Shares entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase Common Shares at a price per share less than the Current Market Price of the Common Shares (determined pursuant to paragraph (d)(v) of this Section 4.4.3) on the record date for the determination of Shareholders entitled to receive such rights or warrants, then in each case the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect on such record date by a fraction of which the numerator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional Common Shares offered for subscription or purchase, and of which the denominator shall be the number of Common Shares outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of Common Shares which the aggregate offering price of the total number of Common Shares so offered for subscription or purchase would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Common Shares owned by the Corporation or by another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for such rights or warrants. To the extent that Common Shares are not delivered after the expiration of such rights or warrants, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had the adjustment made upon the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of Common Shares actually delivered.

                        (iii) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Shares consisting of evidences of its indebtedness or other assets (including capital shares of the Corporation other than Common Shares but excluding any cash dividends or any distributions and dividends referred to in clause (i) above), or shall issue to all holders of its Common Shares rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (ii) above), then in each such case the Exchange Rate shall be adjusted by multiplying the Exchange Rate in effect on the record date for such dividend or distribution or the determination of shareholders entitled to receive such rights or warrants, as the case may be, by a fraction, of which the numerator shall be the Current Market Price of the Common Shares (determined pursuant to paragraph (d)(v) of this Section 4.4.3) on such record date, and of which the denominator shall be such Current Market Price per Common Share less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one Common Share. Such adjustment shall become effective on the opening of business on the Business Day next following the record date for



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such dividend or distribution or the determination of shareholders entitled to receive such rights or warrants, as the case may be.

                        (iv) Anything in this paragraph (d) notwithstanding, the Corporation shall be entitled to make such upward adjustments in the Exchange Rate, in addition to those required by this paragraph (d), as the Corporation in its sole discretion shall determine to be advisable, in order that any share dividends, subdivision of shares, distribution of rights to purchase shares or securities, or distribution of securities convertible into or exchangeable for shares (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its shareholders shall not be taxable.

                        (v) As used in this paragraph (d), the "Current Market Price" of the Common Shares on any date shall be the average Closing Price per Common Share of the Corporation on the 20 Trading Days immediately prior to, but not including, the date of determination.

                        (vi) In any case in which this paragraph (d) shall require that an adjustment as a result of any event become effective at the opening of business on the Business Day next following a record date and the date fixed for conversion pursuant to paragraph (a) of this Section 4.4.3 occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any Series A Preferred Shares surrendered for conversion the additional Common Shares issuable upon conversion before giving effect to such adjustment; and (B) paying to such holder any amount in cash in lieu of a fractional Common Share pursuant to paragraph (c) of this Section 4.4.3.

                  (e) Notice of Adjustments. Whenever the Exchange Rate is adjusted as provided in paragraph (d) hereof, the Corporation will file with the transfer agent for the Series A Preferred Shares a certificate with respect to such adjustment, make a prompt public announcement thereof and mail a notice to holders of the Series A Preferred Shares setting forth the adjusted Exchange Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based.

                  (f) Reservation of Common Shares. The Corporation shall reserve and at all times keep available, free from preemptive rights, out of its authorized but unissued Shares, for the purpose of effecting the conversion of the Series A Preferred Shares, such number of shares of its duly authorized Common Shares as will from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; provided, however, that the Corporation shall not be obligated to keep such shares available with respect to any Series A Preferred Shares during any time that the conversion of such Series A Preferred Shares is prohibited under a contract or other agreement between the holder of such Series A Preferred Shares and the Corporation.

                  (g) Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares on



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the conversion of Series A Preferred Shares pursuant to this Section 4.4.3;
provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of Common Shares in a name other than that of the registered holder of Series A Preferred Shares redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

            4.4.4 Adjustment For Certain Consolidations or Mergers. In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Shares outstanding immediately prior to the merger or consolidation remain unchanged), or in case of any sale or transfer to another entity of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory share exchange with another entity (other than in connection with an acquisition in which the Common Shares outstanding immediately prior to the share exchange remain unchanged), each Series A Preferred Share shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of Common Shares into which such Series A Preferred Shares might have been converted immediately prior to consummation of such transaction and (ii) conversion on the Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of Common Shares into which such Series A Preferred Shares would have been converted if the conversion on the Conversion Date had occurred immediately prior to the date of consummation of such transaction assuming in each case that such holder of Common Shares failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash, or other property receivable upon consummation of such transaction is not the same for each nonelecting share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). The kind and amount of securities into which the Series A Preferred Shares shall be convertible after consummation of such transaction shall be subject to adjustment as described above under paragraph (d) of Section 4.4.3 following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

            4.4.5 Exchangeability.

                  (a) The Series A Preferred Shares are exchangeable in whole, or in part, at the option of the Corporation, for the Corporation's 2 3/4% Convertible Subordinated Notes due 1999 (the "Convertible Notes") on any dividend payment date beginning on March 15, 1997 at the rate of $79.875 principal amount of Convertible Notes for each Series A Preferred Share outstanding at the time of exchange. The Corporation may effect such exchange only if accrued and unpaid dividends on the Series A Preferred Shares have been paid in full. An exchange of less than all of the outstanding Series A Preferred





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Shares is permitted only if, immediately after giving effect to such exchange, (i) the aggregate outstanding principal amount of the Convertible Notes is not less than $250,000,000, (ii) accrued and unpaid interest on the outstanding Convertible Notes has been paid in full and certain other requirements as specified in the related indenture for the Convertible Notes have been satisfied, and (iii) the aggregate liquidating distribution amount for the outstanding Series A Preferred Shares is not less than $250,000,000. The Corporation will mail written notice of its intention to exchange to each holder of record of the Series A Preferred Shares not less than 30 Trading Days or more than 45 Trading Days prior to the date fixed for exchange.

                  (b) Upon the date fixed for exchange of Series A Preferred Shares for Convertible Notes (the "Exchange Date"), if the Corporation has taken all action required to authorize the issuance of the Convertible Notes in exchange for Series A Preferred Shares, Series A Preferred Shares so exchanged will no longer be deemed outstanding and all rights relating to such shares will terminate, except only the right to receive dividends accrued and unpaid to and including the Exchange Date and the right to receive the Convertible Notes upon surrender of certificates representing the Series A Preferred Shares.

                  (c) In the event that Series A Preferred Shares have been exchanged for Convertible Notes pursuant to this Section 4.4.5, the provisions set forth under paragraphs (d), (f) and (g) of Section 4.4.3 hereof shall apply with respect to the Convertible Notes to the same extent and to the same effect as they would have applied to the Series A Preferred Shares.

            4.4.6 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Shares are entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, before any payment is made or any assets are distributed to holders of Common Shares and of any other class of shares of the Corporation ranking junior to the Series A Preferred Shares, liquidating distributions in the amount of $79.875 per Series A Preferred Share plus accrued and unpaid dividends, whether or not declared, without interest. If upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Shares and any other preferred shares ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holders of the Series A Preferred Shares and of such other preferred shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation nor merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for these purposes.

            4.4.7 Voting Rights. Except as indicated below or otherwise required by law, holders of Series A Preferred Shares will have no voting rights. If (i) at any time the equivalent of six quarterly dividends payable on the Series A Preferred Shares are accrued and unpaid or (ii) the Corporation fails to




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make any payment upon mandatory redemption of the Series A Preferred Shares, the number of directors of the Corporation shall be increased by two and the holders of all outstanding Series A Preferred Shares, voting separately as a class, shall be entitled to elect the additional two directors to serve until all dividends accrued and unpaid have been paid or declared and funds set aside to provide for payment in full or the Corporation fulfills its mandatory redemption obligation, as the case may be.

            In addition, without the vote or consent of the holders of at least two-thirds of the Series A Preferred Shares then outstanding, the Corporation may not (a) create or issue or increase the authorized number of shares of any class or series of shares ranking prior to the Series A Preferred Shares either as to dividends or upon liquidation, dissolution or winding up, or any security convertible into or exercisable or exchangeable for such Shares, (b) purchase or redeem less than all of the Series A Preferred Shares then outstanding when any dividends on the Series A Preferred Shares are in arrears, or (c) amend, alter or repeal any of the provisions of the Articles of Incorporation so as to affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, that any increase in the amount of authorized Preferred Shares or the creation and issuance of any other class of Preferred Shares, or any increase in the amount of authorized shares of such class or of any other class of Preferred Shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such rights, preferences or voting powers.

                                    ARTICLE V

                              NO PREEMPTIVE RIGHT'S

      Shareholders of the Corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the Corporation.

                                   ARTICLE VI

                                    DIRECTORS

      6.1 Number. The number of directors of the Corporation shall be fixed in the manner specified by the bylaws of the Corporation.

      6.2 Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, unless for any reason there are no directors in office in which case they shall be filled by a special election by shareholders.



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                                   ARTICLE VII

                              ELECTION OF DIRECTORS

      Shareholders of the Corporation shall not have the right to cumulate votes in the election of directors.


                                  ARTICLE VIII

                          SPECIAL SHAREHOLDER MEETINGS

      Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

                                   ARTICLE IX

                               AMENDMENT OF BYLAWS

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, repeal, alter, amend, and rescind the bylaws of the Corporation by a resolution adopted by a majority of the directors.


                                    ARTICLE X

                        LIMITATION OF DIRECTOR LIABILITY

      A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:

      (a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

      (b) Conduct violating Section 23B.08.310 of the Act (which involves distributions by the Corporation);

      (c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent not prohibited by the Washington Business Corporation Act, as so amended. The provisions of this Article shall be deemed to be a contract with each Director of the Corporation who serves as such at any time while such provisions are in effect, and each such Directors shall be deemed to be serving as such in reliance on the provisions of this Article. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                   ARTICLE XI

                  MERGERS, SHARE EXCHANGES, AND OTHER TRANSACTIONS

      A merger, share exchange, sale of substantially all of the Corporation's assets, or dissolution must be approved by the affirmative vote of a majority of the Corporation's outstanding shares entitled to vote, or if separate voting by voting groups is required then by not less than a majority of all the votes entitled to be cast by that voting group.


                                   ARTICLE XII

                                 INDEMNIFICATION

      12.1  Definitions.   As used in this Article:

      a. "Agent" means an individual who is or was an agent of the Corporation or an individual who, while an agent of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. "Agent" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of an agent.

      b. "Corporation" means the Corporation, and any domestic or foreign predecessor entity which, in a merger or other transaction, ceased to exist.

      c. "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. "Director" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of a director.

      d. "Employee" means an individual who is or was an employee of the Corporation or an individual, while an employee of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise- "Employee" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of an employee.

      e. "Expenses" include counsel fees.

      f. "Indemnitee" means an individual made a party to a proceeding because the individual is or was a Director, Officer, Employee, or Agent of the Corporation, and who possesses indemnification rights pursuant to these Articles or other corporate action. "Indemnitee" includes, unless the context requires otherwise, the spouse, heirs, estate, and personal representative of such individuals.

      g. "Liability" means the obligation to pay a judgment, settlement penalty, fine, including an excise tax with respect to an employee benefit plan, or reasonable Expenses incurred with respect to a proceeding.

      h. "Officer" means an individual who is or was an officer of the Corporation (regardless of whether or not such individual was also a Director) or an individual who, while an officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. "Officer" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of an officer.

      i. "Party" includes an individual who was, is, or is threatened to be named a defendant, respondent or witness in a proceeding.

      j. "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, derivative, criminal, administrative, or investigative, and whether formal or informal.

      12.2 Indemnification Rights of Directors and Officers. The Corporation shall indemnify its Directors and Officers to the full extent not prohibited by applicable law now or hereafter in force against liability arising out of a Proceeding to which such individual was made a Party because the individual is or was a Director or an Officer. However, such indemnity shall not apply on account of:

      (a) Acts or omissions of a Director or Officer finally adjudged to be intentional misconduct or a knowing violation of law;

      (b) Conduct of a Director or Officer finally adjudged to be in violation of Section 23B.08.310 of the Act relating to distributions by the Corporation; or

      (c) Any transaction with respect to which it was finally adjudged that such Director or Officer personally received a benefit in money, property, or services to which the Director or Officer was not legally entitled.

Subject to the foregoing, it is specifically intended that Proceedings covered by indemnification shall include Proceedings brought by the Corporation (including derivative actions) Proceedings by government entities and governmental officials or other third party actions.

      12.3 Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay Expenses in advance of the final disposition of a Proceeding to Employees and Agents of the Corporation who are not also Directors, in each case to the same extent as to a Director with respect to the indemnification and advancement of Expenses pursuant to rights granted under, or provided by, the Act or otherwise.

      12.4 Partial Indemnification. If an Indemnitee is entitled to indemnification by the Corporation for some or a portion of Expenses, liabilities, or losses actually and reasonably incurred by Indemnitee in an investigation, defense, appeal or settlement but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Expenses, liabilities or losses to which Indemnitee is entitled.

      12.5 Procedure for Seeking Indemnification and/or Advancement of Expenses. The following procedures shall apply in the absence of (or at the option of the Indemnitee, in lieu thereof), specific procedures otherwise applicable to an Indemnitee pursuant to a contract, trust agreement, or general or specific action of the Board of Directors:

            12.5.1 Notification and Defense of Claim. Indemnitee shall promptly notify the Corporation in writing of any proceeding for which indemnification could be sought under this Article. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

            With respect to any such proceeding as to which Indemnitee has notified the Corporation:

                  (a) The Corporation will be entitled to participate therein at its own expense; and

                  (b) Except as otherwise provided below, to the extent that it may wish, the Corporation, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel satisfactory to Indemnitee. Indemnitee's consent to such counsel may not be unreasonably withheld.

            After notice from the Corporation to Indemnitee of its election to assume the defense, the Corporation will not be liable to Indemnitee under this Article for any legal or other Expenses subsequently incurred by Indemnitee in connection with such defense. However, Indemnitee shall continue to have the right to employ its counsel in such proceeding, at Indemnitee's expense; and if:

            (i) The employment of counsel by Indemnitee has been authorized by the Corporation;

            (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of such defense; or

            (iii) The Corporation shall not in fact have employed counsel to assume the defense of such proceeding,

the fees and Expenses of Indemnitee's counsel shall be at the expense of the Corporation.

      The Corporation shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Corporation or as to which Indemnitee shall reasonably have made the conclusion that a conflict of interest may exist between the Corporation and the Indemnitee in the conduct of the defense.

            12.5.2 Information to be Submitted and Method of Determination and Authorization of Indemnification. For the purpose of pursuing rights to indemnification under this Article, the Indemnitee shall submit to the Board a sworn statement requesting indemnification and reasonable evidence of all amounts for which such indemnification is requested (together, the sworn statement and the evidence constitute an "Indemnification Statement").

      Submission of an Indemnification Statement to the Board shall create a presumption that the Indemnitee is entitled to indemnification hereunder, and the Corporation shall, within sixty (60) calendar days thereafter, make the payments requested in the Indemnification Statement to or for the benefit of the Indemnitee, unless: (1) within such sixty (60) calendar day period it shall be determined by the Corporation that the Indemnitee is not entitled to indemnification under this Article; (2) such determination shall be based upon clear and convincing evidence (sufficient to rebut the foregoing presumption); and (3) the Indemnitee shall receive notice in writing of such determination, which notice shall disclose with particularity the evidence upon which the determination is based.

      The foregoing determination may be made: (1) by the Board of Directors by majority vote of a quorum of Directors who are not at the time parties to the proceedings; (2) if a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate) consisting solely of two (2) or more Directors not at the time parties to the proceeding; (3) by special legal counsel; or (4) by the shareholders as provided by Section 23B.08.550 of the Act.

      Any determination that the Indemnitee is not entitled to indemnification, and any failure to make the payments requested in the Indemnification Statement, shall be subject to judicial review by any court of competent jurisdiction.

            12.5.3 Special Procedure Regarding Advance for Expenses. An Indemnitee seeking payment of Expenses in advance of a final disposition of the proceeding must furnish the Corporation, as part of the Indemnification
Statement:

            (a) A written affirmation of the Indemnitee's good faith belief that the Indemnitee has met the standard of conduct required to be eligible for indemnification; and

            (b) A written undertaking, constituting an unlimited general obligation of the Indemnitee, to repay the advance if it is ultimately determined that the Indemnitee did not meet the required standard of conduct.

      Upon satisfaction of the foregoing the Indemnitee shall have a contractual right to the payment of such Expenses.

            12.5.4 Settlement. The Corporation is not liable to indemnify Indemnitee for any amounts paid in settlement of any proceeding without the Corporation's written consent. The Corporation shall not settle any proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee may unreasonably withhold its consent to a proposed settlement.

      12.6. Contract and related rights.

            12.6.1 Contract Rights. The right of an Indemnitee to indemnification and advancement of Expenses is a contract right upon which the Indemnitee shall be presumed to have relied in determining to serve or to continue to serve in his or her capacity with the Corporation. Such right shall continue as long as the Indemnitee shall be subject to any possible proceeding. Any amendment to or repeal of this Article shall not adversely affect any right or protection of an Indemnitee with respect to any acts or omissions of such Indemnitee occurring prior to such amendment or repeal.

            12.6.2 Optional Insurance, Contracts, and Funding. The Corporation may:

                  (a) Maintain insurance, at its expense, to protect itself and any Indemnitee against any liability, whether or not the Corporation would have power to indemnify the individual against the same liability under Section 23B.08.5 10 or .520 of the Act;

                  (b) Enter into contracts with any Indemnitee in furtherance of this Article and consistent with the Act; and

                  (c) Create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

            12.6.3 Severability. If any provision or application of this Article shall be invalid or unenforceable, the remainder of this Article and its remaining applications shall not be affected thereby, and shall continue in full force and effect.

            12.6.4 Right of Indemnitee to Bring Suit. If (1) a claim under this Article for indemnification is not paid in full by the Corporation within sixty
(60) days after a written claim has been received by the Corporation; or (2) a claim under this Article for advancement of Expenses is not paid in full by the Corporation within twenty (20) days after a written claim has been received by the Corporation, then the Indemnitee may, but need not, at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the extent successful in whole or in part, the Indemnitee shall be entitled to also be paid the expense (to be proportionately prorated if the Indemnitee is only partially successful) of prosecuting such claim. Neither (1) the failure of the Corporation (including its Board of Directors, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such proceeding that indemnification or reimbursement or advancement of Expenses to the Indemnitee is proper in the circumstances; nor
(2) an actual determination by the Corporation (including its Board of Directors, its shareholders, or independent legal counsel that the Indemnitee is not entitled to indemnification or to the reimbursement or advancement of Expenses, shall be a defense to the proceeding or create a presumption that the Indemnitee is not so entitled.

            12.6.5 Nonexclusivity of Rights. The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition granted in this Article shall not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any statute, provision of this Article or the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The Corporation shall have the express right to grant additional indemnity without seeking further approval or satisfaction by the shareholders. All applicable indemnity provisions and any applicable law shall be interpreted and applied so as to provide an Indemnitee with the broadest but nonduplicative indemnity to which he or she is entitled.

      12.7 Contribution. If the indemnification provided in Section 12.2 of this
Article is not available to be paid to Indemnitee for any reason other than those set forth in subparagraphs 12.2(a), 12.2(b), and 12.2(c) of Section 12.2 of this Article (for example, because indemnification is held to be against public policy even though otherwise permitted under Section 12.2) then in respect of any proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such proceeding), the Corporation shall contribute to the amount of loss paid or payable by Indemnitee in such proportion as is appropriate to reflect:

      The relative benefits received by the Corporation on the one hand and the Indemnitee on the other hand from the transaction from which such proceeding arose, and

      The relative fault of the Corporation on the one hand and the Indemnitee on the other hand in connection with the events which resulted in such loss, as well as any other relevant equitable consideration.

      The relative benefits received by and fault of the Corporation on the one hand and the Indemnitee on the other shall be determined by a court of appropriate jurisdiction (which may be the same court in which the proceeding took place) with reference to, among other things, the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such loss. The Corporation agrees that it would not be just and equitable if a contribution pursuant to this Article was determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

      12.8 Exceptions. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of these Articles to indemnify or advance Expenses to Indemnitee with respect to any proceeding.

            12.8.1 Claims Initiated by Indemnitee. Initiated or brought voluntarily by Indemnitee and not by way of defense, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if the Board of Directors finds it to be appropriate. Notwithstanding the foregoing, the Corporation shall provide indemnification including the advancement of Expenses with respect to Proceedings brought to establish or enforce a right to indemnification under these Articles or any other statute or law or as otherwise required under the statute.

            12.8.2 Lack of Good Faith. Instituted by Indemnitee to enforce or interpret this Article, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous.

            12.8.3 Insured Claims. For which any of the Expenses or liabilities for indemnification is being sought have been paid directly to Indemnitee by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the Corporation.

            12.8.4 Prohibited by Law. If the Corporation is prohibited by the Act or other applicable law as then in effect from paying such indemnification and/or advancement of Expenses. For example, the Corporation and Indemnitee acknowledge that the Securities and Exchange Commission ("SEC") has taken the position that indemnification is not possible for liabilities arising under certain federal securities laws. Indemnitee understands and acknowledges that the

      Corporation has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation's right to indemnify Indemnitee.

      12.9 Successors and Assigns. All obligations of the Corporation to indemnify any Director or Officer shall be binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successor by merger or other-wise by operation of law). The Corporation shall not effect any sale of substantially all of its assets, merger, consolidation, or other reorganization, in which it is not the surviving entity, unless the surviving entity agrees in writing to assume all such obligations of the Corporation.

                                  ARTICLE XIII

                    CORPORATION'S ACQUISITION OF ITS OWN SHARES

      The Corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal with and in its own shares. As a specific modification of
Section 23B.06.310 of the Act, pursuant to the authority in Section 23B.02.020(5)(c) of the Act, to include provisions related to the management of the business and the regulation of the affairs of the Corporation, shares of the Corporation's stock acquired by it pursuant to this Article shall be considered "Treasury Stock" and so held by the Corporation. The shares so acquired by the Corporation shall not be considered as authorized and unissued but rather as authorized, issued, and held by the Corporation. The shares, so acquired shall not be regarded as cancelled or as a reduction to the authorized capital of the Corporation unless specifically so designated by the Board of Directors in an amendment to these Articles of Incorporation. The provisions of this Article do not alter or effect the status of the Corporation's acquisition of its shares as a "distribution" by the Corporation as defined in Section 23B.01.400(6) of the Act, nor alter or effect the limitations on distributions by the Corporation as set forth in Section 23B.06.400 of the Act. Any shares so acquired by the Corporation, unless otherwise specifically designated by the Board of Directors, at the time of acquisition, shall be considered on subsequent disposition, as transferred rather than reissued. Nothing in this Article limits or restricts the right of the Corporation to resell or otherwise dispose of any of its shares previously acquired for such consideration and according to such procedures as established by the Board of Directors.

      The undersigned has signed these Restated Articles of Incorporation as of December 19, 1996.

                                              /s/ Robert A. Eshelman
                                              ----------------------------------
                                              ROBERT A. ESHELMAN
                                              Assistant Secretary

                             RESTATEMENT CERTIFICATE

      The undersigned officer of Microsoft Corporation (the "Corporation") hereby certifies as follows:

      1. The name of the Corporation is Microsoft Corporation.

      2. The attached Restated Articles of Incorporation of Microsoft Corporation includes new Section 4.4 which designates the preferences, limitations and relative rights of "2 3/4% Convertible Exchangeable Principal-Protected Preferred Shares, Series A" which have been authorized pursuant to the authority of the Board of Director as provided in Article IV "Capital Shares" and otherwise restates the Articles of Incorporation in their entirety.

      3. The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

      4. The amendment was duly adopted by the Board of Directors as of December 2, 1996 in accordance with the provisions of Sections 23B.06.020 and 23B.10.070 of the Washington Business Corporation Act and does not require approval of the shareholders of the Corporation.

                                    MICROSOFT CORPORATION


                                    By /s/ Robert A. Eshelma
                                       ---------------------------------
                                           Robert A. Eshelman
                                           Secretary